Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: David C. Hostetter (717) 291-2456

Fulton Financial reports third quarter earnings of $0.20 per share and announces approval for $50 million share repurchase program

•	Diluted earnings per share for the third quarter of 2015 was 20 cents, compared to 21 cents in both the second quarter of 2015 and the third quarter of 2014.

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In July 2015, the Corporation redeemed $150.0 million of trust preferred securities. In connection with this redemption, a loss of $5.6 million was recognized as a component of non-interest expense. This loss reduced diluted earnings per share for the third quarter of 2015 by approximately 2 cents.

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Net interest income for the third quarter of 2015 increased $2.8 million, or 2.3 percent, compared to the second quarter of 2015 and decreased $3.7 million, or 2.8 percent, compared to the third quarter of 2014. The net interest margin of 3.18 percent decreased two basis points compared to the second quarter of 2015, and was down 21 basis points compared to the third quarter of 2014.

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Ending loans increased $292.1 million, or 2.2 percent, compared to the second quarter of 2015 and $506.0 million, or 3.9 percent, compared to the third quarter of 2014, while average loans increased 1.3 percent and 3.5 percent, compared to the second quarter of 2015 and the third quarter of 2014, respectively.

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Ending deposits increased $578.7 million, or 4.3 percent, compared to the second quarter of 2015 and $750.8 million, or 5.6 percent, compared to the third quarter of 2014, while average deposits increased 3.1 percent and 6.6 percent, compared to the second quarter of 2015 and the third quarter of 2014, respectively.

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The provision for credit losses in the third quarter of 2015 was $1.0 million, compared to a $2.2 million provision in the second quarter of 2015 and a $3.5 million provision in the third quarter of 2014.

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Non-interest income, excluding investment securities gains, decreased $1.0 million, or 2.3 percent, in comparison to the second quarter of 2015, and increased $1.2 million, or 2.9 percent, in comparison to the third quarter of 2014.

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Non-interest expense, excluding the loss on redemption of trust preferred securities, increased $909,000, or 0.8 percent, compared to the second quarter of 2015 and increased $3.5 million, or 3.0 percent, compared to the third quarter of 2014.

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In October 2015, the Corporation’s Board of Directors approved the repurchase of up to $50 million of the Corporation’s common stock, or approximately 2.3 percent of outstanding shares. In addition, during the third quarter of 2015, the Corporation completed the $50 million share repurchase program announced in April 2015. A total of approximately 4.0 million shares were repurchased under that program at an average cost of $12.57 per share.

(October 20, 2015) - Lancaster, PA - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $34.3 million, or 20 cents per diluted share, for the third quarter of 2015, compared to $36.7 million, or 21 cents per diluted share, for the second quarter of 2015.

“We had a good third quarter with strong loan and related net interest income growth. At the same time, we saw further improvement across all of our asset quality metrics,” said E. Philip Wenger, Chairman, President and CEO. “During the quarter, we completed the $50 million share repurchase program announced in April of 2015. Today, our Board of Directors approved an additional $50 million share repurchase program.”

Net Interest Income and Margin
Net interest income for the third quarter of 2015 increased $2.8 million, or 2.3 percent, from the second quarter of 2015. Net interest margin decreased two basis points, or 0.6 percent, to 3.18 percent in the third quarter of 2015 from 3.20 percent in the second quarter of 2015. Average yields on interest-earning assets decreased six basis points, while the average cost of interest-bearing liabilities decreased five basis points during the third quarter of 2015 in comparison to the second quarter of 2015.

Average Balance Sheet
Total average assets for the third quarter of 2015 were $17.5 billion, an increase of $324.3 million from the second quarter of 2015. Average loans, net of unearned income, increased $177.3 million, or 1.3 percent, in comparison to the second quarter of 2015. Average loans and yields, by type, for the third quarter of 2015 in comparison to the second quarter of 2015, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	September 30, 2015		June 30, 2015		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$5,242,021	4.09%	$5,210,540	4.15%	$31,481	0.6%
Commercial - industrial, financial, and agricultural	3,887,161	3.78%	3,836,397	3.79%	50,764	1.3%
Real estate - home equity	1,692,860	4.08%	1,695,171	4.11%	(2,311)	(0.1)%
Real estate - residential mortgage	1,381,141	3.78%	1,356,464	3.82%	24,677	1.8%
Real estate - construction	753,584	3.88%	698,685	3.97%	54,899	7.9%
Consumer	270,391	5.81%	265,354	5.48%	5,037	1.9%
Leasing and other	142,716	6.79%	129,989	6.94%	12,727	9.8%
Total Average Loans, net of unearned income	$13,369,874	4.02%	$13,192,600	4.05%	$177,274	1.3%

(1) Presented on a tax-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

Total average liabilities increased $333.3 million, or 2.2 percent, from the second quarter of 2015, including a $415.1 million, or 3.1 percent, increase in average deposits. Average deposits and interest rates, by type, for the third quarter of 2015 in comparison to the second quarter of 2015, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	September 30, 2015		June 30, 2015		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$3,904,176	—%	$3,734,880	—%	$169,296	4.5%
Interest-bearing demand	3,316,532	0.13%	3,152,697	0.13%	163,835	5.2%
Savings deposits	3,714,282	0.15%	3,568,579	0.14%	145,703	4.1%
Total average demand and savings	10,934,990	0.09%	10,456,156	0.09%	478,834	4.6%
Time deposits	2,963,774	1.03%	3,027,520	1.04%	(63,746)	(2.1)%
Total Average Deposits	$13,898,764	0.29%	$13,483,676	0.30%	$415,088	3.1%

Asset Quality
Non-performing assets were $155.6 million, or 0.87 percent of total assets, at September 30, 2015, compared to $162.3 million, or 0.93 percent of total assets, at June 30, 2015 and $157.3 million, or 0.91 percent of total assets, at September 30, 2014.
Annualized net charge-offs for the quarter ended September 30, 2015 were 0.03 percent of total average loans, compared to 0.38 percent for the quarter ended June 30, 2015 and 0.18 percent for the quarter ended September 30, 2014. The allowance for credit losses as a percentage of non-performing loans was 116.8 percent at September 30, 2015, as compared to 113.3 percent at June 30, 2015 and 132.9 percent at September 30, 2014.

During the third quarter of 2015, the Corporation recorded a $1.0 million provision for credits losses, compared to a $2.2 million provision for credit losses in the second quarter of 2015.

Non-interest Income
Non-interest income, excluding investment securities gains, decreased $1.0 million, or 2.3 percent, in comparison to the second quarter of 2015. Mortgage banking income decreased $1.5 million, or 27.6 percent, due to decreases in both origination volumes and spreads on new loan commitments.
Gains on sales of investment securities decreased $685,000 in comparison to the second quarter of 2015. Gains in the third quarter of 2015 were primarily realized gains on sales of equity securities.

Non-interest Expense
Non-interest expense increased $6.5 million, or 5.5 percent, in the third quarter of 2015, compared to the second quarter of 2015. In the third quarter of 2015, the Corporation incurred a $5.6 million loss on the redemption of trust preferred securities. Excluding this loss, non-interest expense increased $909,000, or 0.8 percent in the third quarter, compared to the second quarter 2015. A number of other expense categories increased during the third quarter of 2015, most notably, other real estate owned and repossession expense, software and operating risk loss. Partially offsetting these increases were decreases in occupancy and other outside services expenses.
During the first nine months of 2015, the Corporation implemented several cost savings initiatives, including the consolidation of eleven branches, the modification of certain retirement benefits and the elimination of certain positions. Annualized expense reductions from these cost savings initiatives are expected to be approximately $6.5 million. Implementation expenses associated with these initiatives were approximately $2.1 million for the nine months ended September 30, 2015, recognized primarily in the first and second quarters of 2015.

Share Repurchase Program
As previously noted, the Corporation’s board of directors today approved the repurchase of up to $50 million of shares of the Corporation’s common stock, or approximately 2.3 percent of the Corporation’s outstanding shares, based on the closing price of the Corporation’s common stock on October 19, 2015. This approval expires on December 31, 2016. As of September 30, 2015, the Corporation had approximately 174 million shares of common stock outstanding.
As permitted by securities laws and other legal requirements and subject to market conditions and other factors, purchases may be made from time to time in open market or privately negotiated transactions, including without limitation, through accelerated share repurchase transactions. The repurchase program may be discontinued at any time.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Bethlehem, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.